EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
ImmuneRegen BioSciences, Inc.


         We consent to the use of Report of Independent Registered Public Accounting Firm dated December 8, 2003, covering the balance sheet of ImmuneRegen BioSciences, Inc. as of December 31, 2002, and the related statements of operations, stockholders' equity (deficit), and cash flows for the period from October 30, 2002 (inception) to December 31, 2002, in the Form SB-2 registration statement anticipated to be filed with the United States Securities and Exchange Commission on November 24, 2004.

         We also consent to the reference to us as experts in matters of accounting and auditing in this registration statement.

/s/ Stonefield Josephson, Inc.

CERTIFIED PUBLIC ACCOUNTANTS

Irvine, California
November 24, 2004